Exhibit (a)(1)(C)

NEWCASTLE INVESTMENT CORP.

Offer to Exchange

Shares of Common Stock and Cash

for up to

1,725,000 shares of 9.75% Series B Cumulative Redeemable Preferred Stock (CUSIP No. 65105M 20 7) 1,104,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock (CUSIP No. 65105M 30 6) and

1,380,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock (CUSIP No. 65105M 40 5)

THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON MARCH 22, 2010, UNLESS EXTENDED OR TERMINATED BY NEWCASTLE INVESTMENT CORP. THE TERM “EXPIRATION DATE” MEANS MIDNIGHT, NEW YORK CITY TIME, ON MARCH 22, 2010, UNLESS WE EXTEND THE PERIOD OF TIME FOR WHICH THE EXCHANGE OFFER IS OPEN, IN WHICH CASE THE TERM “EXPIRATION DATE” MEANS THE LATEST TIME AND DATE ON WHICH THE EXCHANGE OFFER, AS SO EXTENDED, EXPIRES. TENDERS OF PREFERRED STOCK MAY BE VALIDLY WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Brokers, Dealers and Other Nominees:

Newcastle Investment Corp. (the “Company”) is offering to acquire (i) up to 1,725,000 shares of the Company’s outstanding 9.75% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), (ii) up to 1,104,000 shares of the Company’s outstanding 8.05% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), and (iii) up to 1,380,000 shares of the Company’s outstanding 8.375% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series D Preferred Stock,” and, together with Series B Preferred Stock and Series C Preferred Stock, the “Preferred Stock”), upon the terms and subject to the conditions set forth in the Offer to Exchange, dated February 22, 2010 (the “Offer to Exchange”) and in the related Letters of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, collectively constitute the “Exchange Offer”). For each share of Preferred Stock acquired, the Company will issue a number of shares of its common stock, par value $0.01 per share, and will make a cash payment, in the respective amounts set forth in the Offer to Exchange.

If, at the expiration of the Exchange Offer, more than 1,725,000 shares of Series B Preferred Stock, 1,104,000 shares of Series C Preferred Stock or 1,380,000 shares of Series D Preferred Stock, respectively, have been validly tendered and not withdrawn, and all other conditions are satisfied or waived, the Company will purchase 1,725,000 shares of Series B Preferred Stock, 1,104,000 shares of Series C Preferred Stock or 1,380,000 shares of Series D Preferred Stock, as the case may be, on a pro rata basis from all tendering holders of such series, disregarding fractions, according to the number of shares of such series tendered by each holder.

The Exchange Offer is subject to certain conditions, including there being validly tendered and not withdrawn at least 1,830,000 shares of Preferred Stock in the aggregate for all three series. If the Company does not satisfy certain distribution requirements at the Expiration Date, then the Exchange Offer will be terminated and the Company will not be obligated to purchase any Preferred Stock. See “The Exchange Offer—Conditions to the Exchange Offer” in the Offer to Exchange.

In connection with the Exchange Offer, please forward copies of the enclosed materials to your clients for whom you hold Preferred Stock registered in your name or in the name of your nominee. For your information and for forwarding to your clients, we are enclosing the following documents:

1.	Offer to Exchange, dated February 22, 2010;

2.	a Letter of Transmittal for each series of Preferred Stock for your use and for the information of your clients, together with a Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to U.S. federal income tax backup withholding; and

3.	a printed form of letter that may be sent to your clients for whose accounts you hold shares of Preferred Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

WE RECOMMEND THAT YOU CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

D.F. King & Co., Inc. is acting as Information Agent and American Stock Transfer and Trust Company, LLC is acting as Depositary in connection with the Exchange Offer. The Information Agent may contact holders of Preferred Stock by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent will be indemnified against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.

The Company will not pay any fees or commissions to brokers, dealers, other nominees or other persons for soliciting tenders of Preferred Stock in connection with the Exchange Offer. The Company will, however, upon request, reimburse brokers, dealers and other nominees for customary clerical and mailing expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its repurchase of Preferred Stock pursuant to the Exchange Offer, subject to Instruction 8 of the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Exchange. Beneficial owners may also contact their broker, dealer or other nominee. Any requests for additional copies of the Offer to Exchange and the Letters of Transmittal may be directed to the Information Agent.

Sincerely,

NEWCASTLE INVESTMENT CORP.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER NOT CONTAINED IN THE OFFER TO EXCHANGE OR THE LETTERS OF TRANSMITTAL.

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